  As filed with the Securities and Exchange Commission on August 29, 2001
                                                     Registration No. 333-______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ______________________

                                 SONOSITE, INC.
             (Exact name of Registrant as Specified in Its Charter)

             Washington                              91-1405022
  (State or other jurisdiction of                 (I.R.S. Employer
   Incorporation or Organization)                 Identification No.)

                             21919 - 30th Drive SE
                         Bothell, Washington 98021-3904
                                 (425) 951-1200
   (Address, Including Zip Code, and Telephone Number Including Area Code, of
                    Registrant's Principal Executive Offices)

                             ______________________

                                KEVIN M. GOODWIN
                      President and Chief Executive Officer
                                 SonoSite, Inc.
                              21919 - 30th Drive SE
                         Bothell, Washington 98021-3904
                                 (425) 951-1200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                             ______________________

                                   Copies to:
                                STEPHEN M. GRAHAM
                       Orrick, Herrington & Sutcliffe LLP
                          719 Second Avenue, Suite 900
                            Seattle, Washington 98104
                                 (206) 839-4300

                            _______________________

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ______________________

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                 Proposed Maximum      Proposed Maximum
           Title of Each Class                   Amount to Be     Offering Price      Aggregate Offering       Amount of
     of Securities to Be Registered               Registered       Per Share(1)             Price(1)        Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.......    1,666,667           $23.68               $39,466,675           $9,867
                                                   Shares
-------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the high and low sales prices of the common stock on August 23, 2001.

                             ______________________

     The registrant hereby undertakes to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this preliminary prospectus is not complete and may be + + changed. These securities may not be sold until the registration statement +
+ filed with the Securities and Exchange Commission is effective. This         +
+ preliminary prospectus is not an offer to sell nor does it seek an offer to + + buy these securities in any jurisdiction where the offer or sale is not +
+ permitted.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 2001

                                     [LOGO]
                                  SonoSite(TM)

                                1,666,667 Shares

                                 SONOSITE, INC.

                                  ------------

                                  Common Stock

                                  ------------

     The selling shareholders are offering to sell 1,666,667 shares of our common stock with this prospectus. We will not receive any proceeds from sales of these shares by the selling shareholders.

     The selling shareholders acquired the offered shares directly from us in a private placement that was exempt from the registration requirements of the federal securities laws. We are required to register these shares under the terms of a share purchase agreement between the selling shareholders named in this prospectus and us.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SONO." On August 23, 2001, the last sales price of our common stock was $23.87 per share.

     The selling shareholders may sell their shares from time to time on the Nasdaq National Market or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with purchasers. The selling shareholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses.

     Investing in this stock involves risk. See "Risk Factors" beginning on page 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ------------

                 The date of this prospectus is August   , 2001.

                                TABLE OF CONTENTS

                                    Contents

                                                                               Page
                                                                               ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................     1
RISK FACTORS.................................................................     1
SELLING SHAREHOLDERS.........................................................    10
PLAN OF DISTRIBUTION.........................................................    11
LEGALITY OF COMMON STOCK.....................................................    12
EXPERTS......................................................................    12
WHERE YOU CAN FIND MORE INFORMATION..........................................    12


     You should rely only on the information provided in this prospectus. Neither we nor any of the selling shareholders has authorized anyone to give you different information or representations. You should not assume that the information in this prospectus is accurate as of any date after its date. This prospectus is an offer to sell, and a solicitation of offers to buy, the shares offered by this prospectus only in jurisdictions where offers and sales are permitted.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus are "forward-looking statements." Forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause our actual results to differ materially from those expected or implied by the forward-looking statements. The words "believe," "expect," "intend," "anticipate" and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based upon potentially inaccurate assumptions. Factors that could affect SonoSite's actual results include those described in the section of this prospectus entitled "Risk Factors." We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors. If any one of these risks actually occurs, our business, financial condition or operating results could be adversely affected and the trading price of our common stock could decline.

We have a limited history as a stand-alone company.

     We commenced operations as a stand-alone company in April 1998. Prior to that, we operated as a business unit of ATL. We shipped our first products in September of 1999. Accordingly, we have a limited operating and sales history. Additionally, we only recently brought manufacturing of our products in-house. As a result, our prospects for success are difficult to determine. When evaluating whether to invest in our common stock, you should consider our business and prospects in light of the risks and uncertainties encountered by new technology and manufacturing companies.

     There are many reasons why we may be unsuccessful in implementing our strategy, including:

     . any inability to manufacture our products with the quality and quantity necessary to achieve profitability;

     . our dependence on the market acceptance of a new platform for ultrasound imaging procedures;

     . our inability to achieve market acceptance of our products for any other reason;

     .    our reliance on third-party suppliers of material components;

     . any failure in our newly developed and implemented in-house manufacturing operations;

     .    our need to maintain and expand sales channels;

     .    our need to obtain governmental approvals in key foreign markets;

     .    any loss of key personnel;

     .    any inability to respond effectively to competitive pressures;

     .    any inability to manage rapid growth and expanding operations; and

     .    any failure to comply with governmental regulations.

We have a history of losses, we expect future losses and we may never be profitable.

     We incurred net losses in each quarter since we started operations and have a limited history of product sales. As of June 30, 2001, we had an accumulated deficit of approximately $73.3 million, including approximately $10.6 million that was accumulated prior to our commencing operations as a separate company in April 1998. We expect to incur substantial additional expenses in the future as we continue to conduct research and development efforts on newer generation products and increase sales and marketing efforts. We will need to generate significant additional revenues in the future before we will be able to achieve and maintain profitability. Our business strategies may not be successful and we may not be profitable in any future period. If we do become profitable, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

Demand for our products is unknown.

     Our products represent a new platform for ultrasound imaging procedures and we have sold our products in limited quantities. The market for hand-carried, high-performance ultrasound devices is new and largely undeveloped. We do not know the rate at which physicians or other healthcare providers will adopt our products or the rate at which they will purchase them in the future. Acceptance of our products by physicians, including physicians who do not currently use ultrasound, is essential to our success and may require us to overcome resistance to a new platform for ultrasound imaging.

Current users of ultrasound may resist change to established industry practices and discourage widespread new users and uses.

     Currently, patients requiring an ultrasound examination are generally referred to a centralized testing location. Radiologists and other specialized providers of ultrasound at these locations may have an incentive to discourage market acceptance of our products in order to maintain these referrals.

     Physicians and other healthcare providers will not purchase our products unless they determine that they are preferable to other means of obtaining an ultrasound examination and that the benefits to the patient and physician outweigh the costs of purchasing our products. This determination will depend on our products' image quality, cost-effectiveness, ease of use, reliability and portability. Furthermore, acceptance of our products by physicians and other healthcare providers may be more difficult if they are unable to obtain adequate reimbursement from third-party payers for tests performed using our products. In addition, while we priced our products to be competitive in the marketplace for lower-end ultrasound machines, our pricing policies could limit market acceptance compared to competing products or alternative testing methods.

Customer training and education may not be available, sufficient or accepted by new users of ultrasound.

     Use of our products will require training for physicians and other health care providers who currently do not use ultrasound-imaging instruments. The time required to complete such training might be substantial and could result in a delay or decrease in market acceptance. We anticipate new users of ultrasound to provide us with future revenue streams. If new users are not able or willing to be trained due to time constraints or availability of courses, our ability to enter new markets will be adversely impacted.

We only recently assumed some of the manufacture and assembly of our products.

     In the fourth quarter of 2000, we transitioned the manufacturing operations from ATL to our own facility under the control of our employees. In order to make this transition, we built a series of manufacturing lines and developed our own manufacturing processes and procedures. The production of our products may be interrupted, resulting in harm to our business, for any number of reasons, including line shutdowns, product procurement issues, procedural issues, rework, quality control issues or yield issues. Additionally, we may be unable to comply with regulations applicable to manufacturers of ultrasound devices or to manufacture our products at a cost or in quantities necessary to achieve or maintain profitability. Any of these risks may prevent us from meeting production schedules and quality requirements.

If our vendors fail to supply us with the highly specialized parts and other components we need for our products, we will be unable to effectively ship our products.

     We depend on vendors to supply highly specialized parts, such as custom-designed integrated circuits, cable assemblies and transducer components. These vendors may experience difficulty in manufacturing these parts or in meeting our high quality standards. In addition, these parts may have long order lead-times, which restrict our ability to respond quickly to changing market conditions. If we are required to switch vendors, the manufacture and delivery of our products could be interrupted for an extended period. We also rely on third-party vendors to supply essential parts and components that are in high demand in other industries such as electronics manufacturing and telecommunications equipment manufacturing. Our ability to manufacture and deliver products in a timely manner could be harmed if these vendors fail to maintain an adequate supply of these components.

We depend on single-source vendors for some of our components that may be difficult and costly to replace.

     We depend on single-source vendors for some key components for our products, including custom-designed integrated circuits, image displays, batteries, capacitors, cables and transformers. There are relatively few alternative sources of supply for some of these components. While these vendors have generally produced our components with acceptable quality, quantity and cost in the past, they have experienced periodic problems that have caused us delays in production. To date, these problems have been immaterial. These suppliers may be unable to meet our future demands or may experience quality and specification problems, which might cause us to experience delays, incur additional costs and possibly miss customer deliveries. Establishing additional or replacement suppliers for these components may take a substantial amount of time. If we have to switch to a replacement vendor, the manufacture and delivery of our products could be interrupted.

Our future success could be impaired if the perception of our products is based on any early performance problems.

     We will not succeed unless the marketplace is confident that we can provide high-quality products and deliver them in a timely manner. We have a limited history of product sales. If these early product shipments or new product releases fail to perform as expected or if they are perceived as being difficult to use or causing discomfort to patients, the public image of our products may be impaired. Public perception may also be impaired if we fail to deliver our products in a timely manner due to difficulties with our suppliers and vendors or due to our inability to efficiently manufacture, assemble and service our products in-house. A tarnished reputation could result in the failure of our products to gain market acceptance even after any quality or delivery problems are resolved.

We may be unable to manage our growth, which could strain our resources and impair our ability to deliver our products.

     We expect significant growth in all areas of operations as we develop and market our products. We will need to add personnel and expand our capabilities, which may strain our existing management, operational, financial and other resources. To compete effectively and manage future growth, we must:

     .    accurately forecast demand for our products;

     .    effectively and efficiently manufacture and service our products;

     .    manage our order fulfillment process;

     .    manage our inventory;

     .    train, manage and motivate a growing employee base;

     .    mitigate our receivables risk; and

     . improve existing operational, financial and management information systems.

     We may be unable to complete necessary improvements to our systems, procedures and controls to support our future operations in a timely manner. In addition, we may be unable to attract or retain required personnel and our management may be unable to develop the additional expertise required to manage any future growth.

Our quarterly operating results are uncertain and may fluctuate significantly, which could impair the value of your investment.

     Our future operating results will depend on numerous factors, many of which we do not control. Changes in any or all of these factors could cause our operating results to fluctuate and increase the volatility of our stock. Some of these factors are:

     .    demand for our products;

     .    product and price competition;

     .    global economic conditions;

     .    changes in the component costs;

     .    success of our direct sales and distribution channels;

     . successful development and commercialization of new and enhanced products;

     . timing of new product introductions and product enhancements by us or our competitors; and

     .    timing and magnitude of our expenditures.

     In addition, we manufacture our products and determine product mix based on forecasts of sales in future periods. Our forecast in any particular period may prove inaccurate, which could cause fluctuations in our manufacturing costs and our operating results. Our future operating results could fall below the expectations of securities analysts or investors and reduce the market price of our stock. We believe that there may be some fluctuations caused by year-end budgetary pressures on our customers, customer buying patterns and the efforts of our direct sales and distribution network to meet or exceed annual sales quotas. These factors make it difficult to forecast our revenues and operating results.

The market for ultrasound imaging products is highly competitive and we may be unable to compete.

     The existing market for ultrasound imaging products is well established and intensely competitive. In addition, we are seeking to develop new markets for our hand-carried ultrasound imaging products. In response, we expect competition to increase as potential and existing competitors begin to enter these new markets or modify their existing products to compete directly with ours. Our primary competitors have:

     .    better name recognition;

     .    significantly greater financial resources; and

     .    existing relationships with some of our potential customers.

     Our competitors may be able to use their existing relationships to discourage customers from purchasing our products. In addition, our competitors may be able to devote greater resources to the development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements.

Our direct selling force is new and efforts to maintain and expand a qualified sales force at a reasonable cost may not be successful.

     We began direct sales of our products in the United States in February 2000 with a contract sales force comprised of sonographers with little direct sales experience. We nearly doubled the size of our direct sales force in the United States by supplementing our sonographers with trained professional sales people and began direct selling in the United Kingdom in the first quarter of 2001. This expansion requires extensive training and management as well as increasing administrative activities. We may be unable to train qualified sales personnel to meet our objectives. Further, they may be ultimately unsuccessful. In addition, costs associated with maintaining and growing a sales force are difficult to control and manage and consequently may adversely affect our results.

We rely on an indirect sales and distribution network to sell our products internationally.

     We established an indirect sales and distribution network internationally to sell our products. Our future revenue growth will depend in part on our success in maintaining and expanding these indirect sales and distribution channels. While we intend to establish direct selling forces in targeted European markets, we currently depend on these distributors to help promote market acceptance and demand for our products. Many of our foreign distributors are in the business of distributing other, sometimes competing, medical products. As a result, our products may not receive the resources and support required within these countries to meet our sales objectives. Our success is tied closely to the success of these distributors and their ability to market and sell our products. Inherent in these international markets are certain risks, including:

     .    the costs of localizing products for foreign markets;

     . longer receivables collection periods and greater difficulty in receivables collection, as compared to those experienced in the United States;

     .    reduced protection for intellectual property rights in some countries;

     . fluctuations in the value and economic strength of the United States dollar relative to other currencies; and

     .    delays or failures in obtaining necessary regulatory approvals.

     If the distribution channels are negatively impacted by local economies, unforeseen management issues, legal issues, or any number of adverse circumstances, our distributors' willingness to promote and sell our products may decrease.

We have limited marketing experience.

     As we market our products as a new platform within the established ultrasound market and promote our products for new users, marketing will be critical to generate awareness and, consequently, product sales. To be successful, our marketing efforts need to identify the potential markets and also to identify the methods to reach and develop these markets. We must also be successful in generating sales leads and processing these leads effectively to generate product sales. We may be unsuccessful in creating brand awareness sufficient to positively impact product sales. In addition, we may be unsuccessful in our marketing efforts throughout the world. Our marketing efforts also must be successful in removing barriers in the marketplace, including the efforts of our competitors to discredit us, the availability and ease of educating users in the use of our product and the resistance that may be shown by existing ultrasound users.

If we do not retain key employees and attract additional highly skilled employees, we will be unsuccessful.

     Our future performance will depend largely on the efforts and abilities of our key technical, marketing, selling and managerial personnel and our ability to retain them. In particular, we may be unable to attract qualified, highly skilled personnel into key positions. Our success depends on our ability to attract and retain additional key personnel in the future. While we do not have any employment agreements with any of our employees, we do have change-in-control agreements with certain of our executives, which prevent them from working for a competitor within a designated period of time after leaving us. Nevertheless, the loss of any of our key employees could harm our business, particularly the loss of any of our key engineering or sales personnel. We do not maintain key-person insurance on any of our employees.

We may be unable to adequately protect our intellectual property rights, which could harm our business.

     Our success and ability to compete depend on our licensed and internally developed technology. We seek to protect our proprietary technology through a combination of patent, copyright, trade secret and trademark laws. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information that we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may copy, develop independently or otherwise obtain and use our products or technology.

     We cannot be sure that our pending patent applications will result in issued patents. In addition, our issued patents or pending applications may be challenged or circumvented by our competitors. Policing unauthorized use of our intellectual property will be difficult and we cannot be certain that we will be able to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. In addition, the cost of policing or defending our patent, copyright or trademarks may be prohibitive.

Our products may infringe on the intellectual property rights of others, which could subject us to significant liability.

     Many of our competitors in the ultrasound imaging business hold issued patents and have filed, or may file, patent applications. Any claim, with or without merit, that our technology or products infringe upon the technology covered by these patents or patent applications could:

     .    be time-consuming to defend;

     .    result in costly litigation;

     .    divert management's attention and resources;

     .    cause product shipment delays;

     .    require us to enter into royalty or licensing agreements;

     .    prevent us from manufacturing or selling some or all of our products;
          or

     .    result in a liability to one or more of these competitors.

     If a third party makes a successful claim of patent infringement against us, we may be unable to license the infringed or similar technology on acceptable terms, if at all.

Our products may become obsolete.

     Our competitors may develop and market ultrasound products that render our products obsolete or noncompetitive. In addition, although diagnostic ultrasound imaging products may have price and performance advantages over competing medical imaging equipment, such as computed tomography and magnetic resonance imaging, any price or performance advantages may not continue. Our products could become obsolete or unmarketable if other products utilizing new technologies are introduced or new industry standards emerge. As a result, the life cycles of our products are difficult to estimate. To be successful, we will need to continually enhance our products and to design, develop and market new products that successfully respond to any competitive developments. In addition, because our products are based on a single platform, we may be more vulnerable to adverse events affecting the healthcare industry generally and the medical ultrasound market specifically, than we would be if we offered products based on more than one platform.

We may incur tax liability in connection with our spin-off from ATL.

     Our spin-off was treated by ATL as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986. However, if ATL were to recognize taxable gain from the spin-off, the Internal Revenue Service could impose that liability on any member of the ATL consolidated group as constituted prior to the spin-off, including us. ATL agreed to cover 85% of any such liability, unless the tax is imposed due to our actions solely or by ATL solely; in which case, we have agreed with ATL that the party who is solely at fault shall bear all of the tax liability. We cannot guarantee that ATL would indemnify us or agree that it caused the liability to be imposed. If we were required to pay all or a portion of any taxes related to the spin-off, our business would be adversely affected.

Governmental regulation of our business could prevent us from introducing new products in a timely manner.

     All of our planned products and our manufacturing activities and the manufacturing activities of our third-party medical device manufacturers are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. Our third-party manufacturers and we are or will be required to:

     .    undergo rigorous inspections by domestic and international agencies;

     . obtain prior approval of these agencies before we can market and sell our products; and

     . satisfy content requirements for all of our sales and promotional materials.

     Compliance with the regulations of these agencies may delay or prevent us from introducing new or improved products. We may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls and marketing restrictions, if we fail to comply with the laws and regulations pertaining to our business. Our third-party medical device manufacturers may also be subject to the same sanctions and, as a result, may be unable to supply components required to manufacture our products.

We may face product liability and warranty claims, which could result in significant costs.

     The sale and support of our products entail the risk of product liability, malpractice or warranty claims, including those based on claims that the failure of one of our products, or our failure to properly train the users of our products, resulted in a misdiagnosis. The medical instrument industry in general has been subject to significant medical malpractice and product liability litigation. We may incur significant liability in the event of such litigation. Although we maintain product liability and incidental medical malpractice insurance, we cannot be sure that this coverage is adequate or that it will continue to be available on acceptable terms, if at all.

     We also may face warranty exposure, which could adversely affect our operating results. Our products generally carry a one-year warranty against defects in materials and workmanship. We will be responsible for all claims, actions, damages, liens, liabilities, costs and expenses for all product recalls, returns and defects attributable to manufacturing. We established reserves for the liability associated with product warranties. However, any unforeseen warranty exposure could harm our operating results.

We may require additional funding to satisfy our future capital expenditure needs and our prospects of obtaining such funding are uncertain.

     Our future revenues may not be sufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations as we develop our products and expand our sales. To date, our capital requirements have been met primarily by the sale of equity, sales revenue and contributions by ATL in connection with our spin-off. ATL's funding obligations have been met. As such, if we need additional financing, we would need to explore other sources of financing, including public equity or debt offerings, private placements of equity or debt and collaborative or other arrangements with corporate partners. Financing may be unavailable when needed or may not be available on acceptable terms. If we are unable to obtain financing, we may be required to delay, reduce or eliminate some or all of our research and development and sales and marketing efforts.

Our stock price has been and is likely to continue to be volatile.

     The market price for our common stock and for securities of medical technology companies generally has been volatile in the past and is likely to continue to be volatile in the future. If you decide to purchase our shares, you may not be able to resell them at or above the price you paid due to a number of factors, including:

     .    actual or anticipated variations in quarterly operating results;

     .    the loss of significant orders;

     .    changes in earnings estimates by analysts;

     . announcements of technological innovations or new products by our competitors;

     . changes in the structure of the healthcare financing and payment systems;

     .    general conditions in the medical industry or global economy; and

     . significant sales of our common stock by one or more of our principal shareholders.

There may be risks associated with the concentration of ownership of our common stock.

     As of August 10, 2001, one of the selling shareholders, the State of Wisconsin Investment Board, or SWIB, owned approximately 17% of the outstanding shares of our common stock. As a result, SWIB or any other concentrated owner may be able to exert significant influence over all matters requiring shareholder approval, including the election of directors, matters relating to the attraction and retention of employees, and approval of significant corporate transactions that could include certain matters relating to future financing arrangements and unsolicited tender offers.

Our restated articles of incorporation, our bylaws, Washington law and some of our agreements contain provisions that could discourage a takeover that may be beneficial to shareholders.

     There are provisions in our restated articles of incorporation, our bylaws and Washington law that make it more difficult for a third party to obtain control of us, even if doing so would be beneficial to our shareholders. Additionally, our acquisition may be made more difficult or expensive by the following:

     . a provision in our license agreement with ATL requiring a significant cash payment to ATL upon a change in control of SonoSite;

     .    a shareholder rights agreement; and

     . acceleration provisions in benefit plans and change-in-control agreements with our employees.

                              SELLING SHAREHOLDERS

     The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. The percentage ownership data is based on 11,316,483 shares of our common stock issued and outstanding as of August 24, 2001. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned.

     The shares of common stock covered by this prospectus may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling shareholders.


                                                   Number of Shares      Number      Shares Beneficially
                                                    Beneficially       of Shares     Owned After Offering
                                                    Owned Before         Being     -----------------------
            Name and Address                          Offering          Offered     Number        Percent
            ----------------                       ----------------   -----------  ---------     ---------
1.   State of Wisconsin Investment Board             1,955,477         1,333,333    622,144         5.5%
       121 East Wilson Street
       Madison, WI 53702

2.   Pacific Asset Partners, LP                        112,076            66,667     45,409           *
       222 Kearney Street
       Suite 204
       San Francisco, CA 94108

3.   Summit Capital Partners, LP                       302,867           266,667     36,200           *
       Two Union Square
       601 Union Street
       Suite 3900
       Seattle, WA 98101

*Less than 1%.

     Except as a shareholder, no selling shareholder has had any material relationship with SonoSite or any of its affiliates within the past three years.

     The selling shareholders have represented to us that they purchased their shares for their own account, for investment only and not with a view toward publicly selling or distributing them, except in sales either registered under the Securities Act of 1933 or exempt from registration. In recognition of the fact that the selling shareholders, even though purchasing their shares for investment, may wish to be legally permitted to sell their shares when they deem appropriate, we agreed with the selling shareholders to file a registration statement to register the shares for resale and to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of the date on which the selling shareholders may resell all the shares covered by the registration statement without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act of 1933 or any other rule of similar effect and the date on which the selling shareholders have sold all the shares covered by the registration statement.

                              PLAN OF DISTRIBUTION

     The selling shareholders, which term includes those individuals and entities to which the selling shareholders named on page 10 of this prospectus or their transferees, donees, devisees, pledgees or distributees may transfer, gift, devise, pledge or distribute the shares of common stock covered by this prospectus, may sell the shares of common stock offered by this prospectus from time to time, in one or more transactions. The selling shareholders may sell the shares at fixed prices that may change, at market prices at the time of sale or at negotiated prices. The selling shareholders may sell the shares

     . through the Nasdaq National Market or any other national securities exchange;

     .    in privately negotiated transactions; or

     .    through a combination of these transactions.

     The selling shareholders may sell any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933 in transactions complying with Rule 144, rather than through this prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders.

     The selling shareholders may sell the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares. Any broker-dealers who assist in the sale of the shares covered by this prospectus may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions they receive or profits they earn on the resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933.

     Some of the selling shareholders may distribute their shares from time to time to their limited or general partners, who may then sell those shares under this prospectus. Some of these limited or general partners may in turn make further distributions of their shares from time to time, and the distributees of these shares may in turn sell the shares under this prospectus.

     If required, we will distribute a supplement to this prospectus to describe any material changes in the terms of the offering. We have the right to suspend the use of this prospectus for up to 30 days if we notify the selling shareholders that our board of directors has determined that there exists a significant business purpose for such suspension, such as pending corporate developments, public filings with the Securities and Exchange Commission or similar events.

     Subject to limited exceptions, we have agreed to bear all expenses in connection with the registration and sale of the shares being offered by the selling shareholders. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. We have also agreed to indemnify the selling shareholders against specified liabilities they incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us against specified liabilities we incur in connection with an actual or alleged untrue statement or omission of a material fact in the registration statement, including liabilities under the Securities Act of 1933, to the extent that such actual or alleged untrue statement or omission of material fact was made in reliance upon and in conformity with information furnished to us by or on behalf of the selling shareholders for use therein.

     The selling shareholders may be unable or elect not to sell any or all of the shares covered by this prospectus.

                            LEGALITY OF COMMON STOCK

     Orrick, Herrington & Sutcliffe LLP, Seattle, Washington has provided the selling shareholders with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                     EXPERTS

     Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, also incorporated by reference herein, and upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. The Securities and Exchange Commission's website contains reports, proxy statements and other information regarding issuers, such as SonoSite, that file electronically with the Securities and Exchange Commission. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we have filed with the Securities and Exchange Commission. Any information that we file subsequently with the Securities and Exchange Commission will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

     . Our annual report on Form 10-K for the year ended December 31, 2000, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements;

     . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     .    Our current reports on Form 8-K, dated May 30, 2001 and August 8,
          2001;

     .    Our proxy statement for the 2001 annual meeting of shareholders; and

     . The description of our common stock contained in our registration statement on Form 10 filed on February 13, 1998, and two amendments to such Form 10 filed on March 19, 1998 and March 31, 1998, under Section 12(g) of the Securities Exchange Act of 1934.

We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The information contained in any such filings will be deemed the to be a part of this prospectus, commencing on the dates on which the documents are filed.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address.

                                 SonoSite, Inc.
                                Kevin M. Goodwin
                              21919 - 30th Drive SE
                         Bothell, Washington 98021-3904
                                 (425) 951-1200

                                     [LOGO]
                                  SonoSite(TM)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus. All amounts are estimates except for the SEC registration fee and the Nasdaq additional listing fee.

          SEC registration fee....................  $    9,867
          Nasdaq additional listing fee...........      16,667
          Printing and engraving expenses.........       5,000
          Legal fees and expenses.................      10,000
          Accounting fees and expenses............      10,000
          Miscellaneous fees and expenses.........       1,466
                                                    ----------
                   Total..........................  $   53,000
                                                    ==========

Item 15. Indemnification of Directors and Officers

     Article VI of the registrant's Restated Articles of Incorporation provides that the registrant may indemnify and hold harmless to the fullest extent not prohibited by the Washington Business Corporation Act, or the WBCA, or other applicable law, each person who was or is made a party to or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or other proceeding, whether civil, criminal, derivative, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the registrant or, being or having been such a director, officer, employee or agent, he or she is or was serving at the request of the registrant as a director, officer, employee, agent, trustee or in any other capacity of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or omission in an official capacity or in any other capacity while serving as a director, officer, employee, agent, trustee or in any other capacity while serving as a director, officer, employee, agent, trustee or in any other capacity, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the registrant and shall inure to the benefit of his or her heirs and personal representatives.

     The registrant may pay the expenses of a director, officer, employee or agent of the registrant incurred in defending any such proceeding in advance of the final disposition of any such proceeding; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director, officer, employee or agent only upon delivery to the registrant (a) of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under the registrant's Restated Articles of Incorporation or otherwise, which undertaking may be unsecured and may be accepted without reference to financial ability to make repayment and (b) a written confirmation by such director, officer, employee or agent of his or her good faith belief that he or she has met the standard of conduct in the WBCA.

     No indemnification shall be provided under the registrant's Restated Articles of Incorporation to any such person if the registrant is prohibited by the nonexclusive provisions of the WBCA or other applicable law as then in effect from paying such indemnification. The WBCA (Sections 23B.08.500 through 23B.08.600 of the Revised Code of Washington) authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933.

     The WBCA includes a provision (Section 23B.08.320 of the Revised Code of Washington) that permits a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for his or her acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally benefits. Article V of the registrant's Restated Article of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     In addition, the registrant maintains an insurance policy insuring its directors and officers for certain acts or omission while acting in their official capacities.

Item 16. Exhibits

           5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock.

          23.1   Consent of KPMG LLP, Independent Auditors

          23.2   Consent of Orrick, Herrington & Sutcliffe LLP (contained in
                 Exhibit 5.1)

          24.1   Power of attorney (contained in signature page)

Item 17. Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of the registration statement) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 29th day of August, 2001.

                           SONOSITE, INC.

                           By /s/ Kevin M. Goodwin
                              --------------------------------------------------
                              Kevin M. Goodwin
                              President, Chief Executive Officer and Director



                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Kevin M. Goodwin and Michael J. Schuh or either of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 29th day of August, 2001.

              Signature                                        Title
              ---------                                        -----
         /s/ KEVIN M. GOODWIN               President, Chief Executive Officer and Director
----------------------------------------
           Kevin M. Goodwin                   (Principal Executive Officer)

         /s/ MICHAEL J. SCHUH               Vice President - Finance, Chief Financial Officer and
----------------------------------------
           Michael J. Schuh                   Secretary (Principal Financial and Accounting Officer)

         /s/ KIRBY L. CRAMER                Chairman of the Board and Director
----------------------------------------
           Kirby L. Cramer

        /s/ EDWARD V. FRITZKY               Director
----------------------------------------
          Edward V. Fritzky

    /s/ STEVEN R. GOLDSTEIN, M.D.           Director
----------------------------------------
      Steven R. Goldstein, M.D.


       /s/ ERNEST MARIO, PH.D.              Director
----------------------------------------
         Ernest Mario, Ph.D.


     /s/ WILLIAM G. PARZYBOK, JR.           Director
----------------------------------------
       William G. Parzybok, Jr.

                                            Director
----------------------------------------
         Jeffrey Pfeffer, Ph.D.


________________________________________    Director
         Jacques Souquet, Ph.D.


    /s/ RICHARD S. SCHNEIDER, PH.D.         Director
----------------------------------------
      Richard S. Schneider, Ph.D.


       /s/ DENNIS A. SARTI, M.D.            Director
----------------------------------------
         Dennis A. Sarti, M.D.

                                  EXHIBIT INDEX

Exhibit
Number
------

     5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock being registered

    23.1   Consent of KPMG LLP, Independent Auditors

    23.2   Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit
           5.1)

    24.1   Power of attorney (contained in signature page)